Exhibit 3.36

LIMITED LIABILITY COMPANY AGREEMENT

OF

WESTERN REFINING TRS II, LLC

A TEXAS LIMITED LIABILITY COMPANY

This LIMITED LIABILITY COMPANY AGREEMENT OF WESTERN REFINING TRS II, LLC (the “LLC Agreement”) is executed as of the 13th day of October, 2011, by WESTERN REFINING SOUTHWEST, INC., an Arizona corporation (“Member”) as the sole member of WESTERN REFINING TRS II, LLC, a Texas limited liability company (the “Company”).

ARTICLE I

Defined Terms

The following capitalized terms shall have the meanings specified in this Article I. Terms used in the LLC Agreement that are not defined herein shall have the meaning given to them under the TBO Code (as defined below).

“Certificate of Formation” means the Certificate of Formation filed with the Texas Secretary of State pursuant to the TBO Code to form the Company, as originally executed and amended, modified, supplemented, or restated from time to time, as the context requires.

“Certificate of Termination” means a Certificate of Termination filed in accordance with the TBO Code.

“Company” means the Company defined as such in the preamble of this LLC Agreement.

“Insolvent” means the inability of the Company to pay the Company’s debts as they become due in the ordinary course of business or that the fair value of the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved and terminated at the time of the distribution, to satisfy the preferential distribution rights of members accrued through such dissolution and termination, if any.

“Interest” means a Member’s share of the Profits and Losses of, and the right to receive distributions from, the Company, and a Member’s capital.

“IR Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable loss determined in accordance with the IR Code or as otherwise determined by the Member(s) holding a majority of the outstanding interest in the Company, in its or their sole discretion.

“Manager” means the Person designated as such in accordance with the provisions of Section 5.1.

“Member” means the Persons signing this LLC Agreement and any Person who subsequently is admitted as a Member of the Company.

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Interest and (ii) right to inspect the Company’s books and records as provided in the TBO Code and this LLC Agreement.

“Person” means and includes an individual, corporation, partnership, association, Limited Liability Company, trust, estate, or other entity.

“Profit” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income determined in accordance with the IR Code or as otherwise determined by the Member(s) holding a majority of the outstanding interest in the Company, in its or their sole discretion.

“Secretary of State” means the Secretary of State for the State of Texas.

“TBO Code” means the Texas Business Organizations Code, as amended from time to time.

“Transform” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

ARTICLE II

Formation and Name; Office; Purpose; Term

Section 2.1. Organization. The initial Member hereby organizes the Company pursuant to the TBO Code and the provisions of this LLC Agreement and, for that purpose, has caused a Certificate of Formation to be prepared, executed, and filed with the Secretary of State.

Section 2.2. Name of the Company. The name of the Company shall be “Western Refining TRS II, LLC.” The Company may do business under that name and under any other name or names upon which the Member(s) holding a majority of the outstanding Interest in the Company may, acting together and in its or their sole discretion, determine.

Section 2.3. Purpose. The Company is organized for any lawful purpose, and to do any and all things necessary, convenient, or incidental to that purpose.

Section 2.4. Term. The term of the Company began upon the acceptance of the Certificate of Formation by the Secretary of State and its duration shall be perpetual, unless its existence is sooner terminated pursuant to Article VII of this LLC Agreement.

Section 2.5. Principal Office. The principal office of the Company shall be located at 123 West Mills Avenue, Suite 200, EI Paso, Texas 79901, or at any other place which the Member(s) holding a majority of the outstanding Interest in the Company may, acting together and in its or their sole discretion, otherwise determine.

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LLC Agreement

Section 2.6. Limited Liability. Except as otherwise provided by the TBO Code, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member shall be obligated personally for any such debts, obligations or liabilities solely by reason of being a Member.

Section 2.7. Registered Agent/Registered Office. The Member(s) holding a majority of the outstanding Interest in the Company shall, acting together and in its or their sole discretion, designate a registered agent in the state of Texas to the extent required by law. The name and street address of the Company’s initial registered agent and initial registered office in the State of Texas shall be:

C T Corporation System 350 North St. Paul Street Suite 2900 Dallas TX 75201

Section 2.8. Member. The name and Interest of the initial Member is as follows:

Name:	Interest:
Western Refining Southwest, Inc. 123 West Mills Avenue, Suite 200 El Paso, Texas 79901	100%

Section 2.9. Written Consent. The Member(s) may act by Written Consent.

ARTICLE III

Capital

Section 3.1. Investments. Any investment in the Company will be made 100% by the Member(s).

Section 3.2. No Other Capital Contributions Required. The Member(s) shall not be required to contribute any additional capital to the Company and, except as set forth in the TBO Code, the Member(s) shall have no personal liability for any obligations of the Company.

Section 3.3. Loans. The Member(s) holding a majority of the outstanding Interest in the Company may, at any time, acting together and in its or their sole discretion, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member(s) agree.

Western Refining TRS II, LLC

LLC Agreement

ARTICLE IV

Profit, Loss, and Distributions

Section 412 Allocation of Profit or Loss. All Profit or Loss shall be allocated to the Member(s).

Section 4.2. Distributions. The Member(s) holding a majority of the outstanding Interest in the Company shall, acting together and in its or their sole discretion, decide whether and in what amounts the proceeds received by the Company shall be distributed to the Member(s). All such proceeds distributed to the Member(s), if any, shall be distributed in proportion to the Member’s Interest.

ARTICLE V

Management: Rights, Powers, and Duties

Section 5.1. Management. The business and affairs of the Company shall be managed by and be under the direction of one or more Managers. The Member(s) holding a majority of the outstanding Interest in the Company, acting together and in its or their sole discretion, may increase or decrease the number of Managers managing the Company’s affairs. The Managers shall be appointed by the Member(s) holding a majority of the outstanding Interest in the Company, acting together and in its or their sole discretion, and shall hold office until their respective successors are selected and qualified or until their resignation, expulsion or removal. A Manager need not be a Member. Initially, the Company shall be managed by the following three Managers:

Matthew L. Yoder

Melissa M. Buhrig

Robert C. Sprouse

Section 5.2. Powers. Each Manager, acting alone and in his or her sole discretion, shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 2.3 and Section 5.1, each Manager is an agent of the Company for the purpose of the Company’s business and each Manager has the authority, acting alone and in his or her sole discretion, to bind the Company.

Section 5.3. Removal. Unless otherwise restricted by law, a Manager may be removed or expelled, with or without cause, at any time by the Member(s) holding a majority of the outstanding Interest in the Company, acting together and in its or their sole discretion, and any vacancy caused by any such removal or expulsion may be filled by action of the Member(s) holding a majority of the outstanding Interest in the Company, acting together and in its or their sole discretion.

Section 5.4. Compensation of Manager. The Member(s) holding a majority of the outstanding Interest in the Company, acting together and in its or their sole discretion, shall have the authority to fix the compensation of the Managers. A Manager may be paid his or her expenses, if any, but shall not receive any salary as a Manager. No such payment shall preclude a Manager from serving the Company in any other capacity and receiving compensation therefore.

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LLC Agreement

Section 5.5. Liability and Indemnification.

5.5.1. Neither the Member(s) nor any Manager shall be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by any such Person with respect to Company matters.

5.5.2 The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including an action by or in the right of the Company, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a Member or Manager of the Company against reasonable expenses (including but not limited to expenses of investigation and preparation and fees or disbursements of counsel, accountants or other experts), judgments, fines and amounts paid in settlement (collectively, “Losses”) actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of novo contender or its equivalent shall not, of itself, create a presumption that such person did not act in good faith or in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, that such person did not have reasonable cause to believe that his or her conduct was lawful.

5.5.3 Notwithstanding anything herein to the contrary, in any action by or in the right of the Company, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that any court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such Losses which such court shall deem proper.

5.5.4 Any indemnification authorized under this Article V (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon determination that the indemnification of the present or former Member or Manager is proper because such person has met the applicable standard of conduct set forth in this Article V. Such determination shall be made by the Member(s) holding a majority of the outstanding Interest in the Company, acting together and in its or their sole discretion. To the extent, however, that a Member or Manager of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against Losses actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in such case.

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LLC Agreement

5.5.5 Expenses incurred by a Member or Manager in defending or investigating a threatened or pending action, suit or proceeding may be required by the Member(s) to be paid (upon such terms and conditions, if any, the Member(s) holding a majority of the outstanding Interest in the Company, acting together and in its or their sole discretion, deem appropriate) by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Member or Manager to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article V.

5.5.6 The indemnification and advancement of Losses provided for in this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of Losses may be entitled under any bylaw, agreement, contract or pursuant to the direction of any court of competent jurisdiction, nor shall this section be deemed to preclude the indemnification of any Person who is not specified in this Article V but whom the Company has the power or obligation to indemnify under the provisions of applicable laws of the State of Texas, or otherwise.

5.5.7 The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was a Member, Manager or agent of the Company, or is or was serving at the request of the Company as a Member, Manager or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or incurred by him or her in any capacity arising out of his or her status, whether or not the Company would have the power to indemnify him or her against liability hereunder.

ARTICLE VI

Dissolution, Liquidation, and Termination of the Company

Section 6.1. Events of Dissolution. The Company shall be dissolved upon the written consent of the Member(s) holding a majority of the outstanding Interest in the Company, acting together and in its or their sole discretion, to dissolve the Company.

Section 6.2. No Involuntary Withdrawal. Notwithstanding the provisions of the TBO Code, a Member shall not cease to be a member as a result of the occurrence of any of the events contained therein.

Section 6.3. Procedure for Winding up and Dissolution. If the Company is dissolved, the affairs of the Company shall be wound up. Upon such dissolution, sole and plenary authority to effectuate the liquidation of the assets of the Company shall be vested in the Member(s) holding a majority of the outstanding Interest in the Company, which shall have full power and authority, acting together and in its or their sole discretion, to sell, assign and encumber any and all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner in accordance with the TBO Code. On winding up of the Company, the assets of the Company shall be distributed in accordance with the TBO Code.

Section 6.4. Filing of Certificate of Termination. Upon the completion of the winding up of the Company, the Member(s) shall file a Certificate of Termination of the Company with the office of the

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LLC Agreement

Secretary of State of the State of Texas. If there are no remaining Member(s), the Certificate of Termination shall be filed by the last Person to be a Member; or the Certificate shall be filed by the legal or personal representatives of the Person who last was a Member.

ARTICLE VII

Transfer or Assignment of Membership Interests

Section 7.1. Transfers or Assignment. A Member, acting alone and in its sole discretion, may transfer or assign all or any portion of such Member’s interest in the Company at any time. Upon any such assignment, the assignee shall succeed to the rights and obligations of the Member in respect of its interests in the Company so transferred and (i) upon the assignment of 100% of the outstanding interest in the Company held by a single member to one or more assignees, each such assignee shall become a Member of the Company; (ii) upon any other assignment of an interest in the Company, such assignee shall become a Member in the Company upon the consent of all Members other than the assigning Member or, if the assigning Member shall be the sole Member immediately prior to such assignment, upon the consent of such assigning Member. Notwithstanding anything to the contrary contained herein, no such transfer of Member’s interest in the Company shall operate to dissolve the Company.

ARTICLE VIII

Books, Records, Accounting, and Tax Elections

Section 8.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Member(s) holding a majority of the outstanding Interest in the Company shall, acting together and in its or their sole discretion, determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

Section 8.2. Books and Records. The Manager(s), acting alone and in his or her sole discretion, shall cause to be kept, complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records, if any, shall be maintained in accordance with sound accounting principles and practices. The Manager(s) shall additionally cause to be kept at the Company’s principal office the following records: (i) a current list of the full names and last known business, residence, or mailing addresses of all Members and Managers; (ii) a copy of the Certificate of Formation and all certificates of amendment; (iii) copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three (3) most recent years; and (iv) a copy of the LLC Agreement, any and all amendments thereto, and any financial statements of the Company for the three (3) most recent years.

Section 8.3 Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

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LLC Agreement

ARTICLE IX

General Provisions

Section 9.1. Applicable Law. All questions concerning the construction, validity, and interpretation of this LLC Agreement shall be governed by the laws of the State of Texas, without regard to conflicts of law’s provisions applied in Texas.

Section 9.2. Headings. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this LLC Agreement or the intent of the provisions hereof.

Section 9.3. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

Section 9.4. Separability of Provisions. Each provision of this LLC Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of the LLC Agreement which are valid.

ARTICLE X

Modification of LLC Agreement

Section 10.1. Modification of LLC Agreement. This LLC Agreement may be amended or modified only by a written instrument executed by the Member(s) holding a majority of the outstanding Interest in the Company, acting together and in its or their sole discretion. In addition, the terms or conditions hereof may be waived by a written instrument executed by the party waiving compliance.

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Western Refining TRS II, LLC

LLC Agreement

IN WITNESS WHEREOF, the authorized officers of the Member have duly executed this LLC Agreement, as of the date set forth hereinabove.

MEMBER

WESTERN REFINING SOUTHWEST, INC.,
An Arizona corporation

By:	/s/ Jeff A. Stevens
Jeff A. Stevens
President and Chief Executive Officer

By:	/s/ Gary R. Dalke
Gary R. Dalke
Chief Financial Officer

Western Refining TRS II, LLC

LLC Agreement